EXECUTION COPY

STOCK PURCHASE AGREEMENT
dated as of
April 30, 2006
by and among
LASERSCOPE,
INNOVAQUARTZ INCORPORATED
and
THE STOCKHOLDERS OF INNOVAQUARTZ INCORPORATED

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of April 2006, by and among Laserscope, a California corporation (the “Purchaser”), InnovaQuartz Incorporated, an Arizona corporation (the “Company”), The Griffin Family Revocable Trust (the “Griffin Trust”), Steve Griffin (“Mr. Griffin”) and Brian Barr (“Mr. Barr”). The Griffin Trust and Mr. Barr as sometimes referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” Mr. Griffin and Mr. Barr as sometimes referred to herein individually as a “Company Principal” and collectively as the “Company Principals.”
RECITALS
     A. The Board of Directors of Purchaser believes it is in the best interests of Purchaser and its stockholders to acquire all of the issued and outstanding capital stock of the Company, all of which capital stock is owned or held of record by the Stockholders, all upon the terms and subject to the conditions set forth herein (the “Acquisition”), such that upon consummation of the Acquisition Purchaser will own all of the issued and outstanding capital stock of the Company.
     B. As an inducement for Purchaser to consummate the Acquisition, the Company, the Stockholders and the Company Principals have agreed to make certain representations, warranties, covenants and other agreements in connection with the Acquisition, all as set forth herein.
     C. As a further inducement for Purchaser to consummate the Acquisition, each of the Company Principals has agreed to enter into an Employment Agreement (collectively, the “Employment Agreements”), which shall be effective only upon the closing of the Acquisition and shall be substantially in the form of Exhibit A hereto, in the case of Mr. Griffin, and substantially in the form of Exhibit B hereto, in the case of Mr. Barr.
AGREEMENT
     In consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase at the Closing (as defined below) and the Stockholders agree to sell, convey, transfer, assign and deliver to Purchaser at the Closing, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of the Company and/or any rights to acquire shares of the capital stock of the Company, beneficially owned or held of record and to be beneficially owned or held of record by the Stockholders, in each case as set forth adjacent the Stockholders’ names in Section 1.1 of the Company Disclosure Schedule, such that on the Closing Date (as defined below) Purchaser shall be the sole record and beneficial owner of all outstanding shares and rights to acquire shares of the Company’s capital stock (the “Shares”).

     1.2 Consideration.
          (a) The total consideration to be paid by Purchaser for the Shares shall be an aggregate of Seven Million Five Hundred Twenty Six Thousand One Hundred Twenty Two Dollars ($7,526,122) (the “Total Initial Payment”), plus the Earnout Amounts, if any, as determined in accordance with Sections 1.3 and 1.4 below (such amount, the “Purchase Price”). At the Closing, Purchaser shall pay to the Griffin Trust $5,017,414.67 of the Total Initial Payment and shall pay to Mr. Barr $2,508,707.33 of the Total Initial Payment, in each case either by check or wire transfer of immediately available funds pursuant to wire transfer instructions delivered by each Stockholder to Purchaser at least two (2) Business Days prior to the Closing Date.
          (b) As additional consideration for the obligations of the Stockholders, the Company Principals and the Company hereunder, Purchaser shall, as of the Closing: (i) assume the capital equipment financing obligation of the Company as set forth in Section 1.2 of the Company Disclosure Schedule (so as to terminate any further obligation of the Stockholders with respect thereto); and (ii) fully pay all principal and accrued interest owing to the holders of the promissory notes, having an aggregate principal amount of $310,217, set forth in Section 1.2 of the Company Disclosure Schedule (the “Barr Note Payments”).
     1.3 Earnout Payments.
          (a) Earnout Payment Schedule. Subject to Purchaser’s rights of set-off set forth in Section 8.3 hereof, the Stockholders shall be entitled to receive the Earnout Amounts (as defined in Section 1.4 below) as follows:
               (i) 50% of the Total First Earnout Amount will be paid to the Stockholders within 30 days of the final determination of the Total First Earnout Amount in accordance with Section 1.3(f), and the balance of the Total First Earnout Amount will be paid to the Stockholders within 30 days of completion of Purchaser’s audited financials for calendar year 2007;
               (ii) 50% of the Total Second Earnout Amount will be paid to the Stockholders within 30 days of the final determination of the Total Second Earnout Amount in accordance with Section 1.3(f), and the balance of the Total Second Earnout Amount will be paid to the Stockholders within 30 days of completion of Purchaser’s audited financials for calendar year 2008; and
               (iii) 50% of the Total Third Earnout Amount will be paid to the Stockholders within 30 days of the final determination of the Total Third Earnout Amount in accordance with Section 1.3(f), and the balance of the Total Third Earnout Amount will be paid to the Stockholders within 30 days of completion of Purchaser’s audited financials for calendar year 2009.

          (b) Earnout Payment Allocations. Subject to Section 1.3(c), Section 1.3(g)(ii) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, two-thirds of each of the Earnout Amounts shall be payable in cash to Mr. Griffin and one-third of each of the Earnout Amounts shall be payable in cash to Mr. Barr, in each case by wire transfer of immediately available funds pursuant to wire transfer instructions promptly delivered by each Stockholder to Purchaser upon Purchaser’s request.
          (c) Compliance with Agreements.
               (i) Each Stockholder’s right to receive his or its portion of each of the Earnout Amounts is contingent upon such Stockholder (or, in the case of the Griffin Trust, Mr. Griffin) being in material compliance with the non-competition and non-solicitation sections of his Employment Agreement at all times prior to the payment of such Earnout Amount; provided, however, if any material non-compliance is inadvertent or unintentional, is curable (whether through the payment of damages or losses sustained by Purchaser or otherwise), and the non-complying party has given Purchaser written notice promptly (but no later than 5 business days) after first becoming aware of the facts, events or actions that caused, or could reasonably be expected to cause, such material non-compliance, the non-complying party shall have 10 business days to cure such non-compliance, whereupon such Stockholder’s rights to any Earnout Amounts paid or payable after the date of the non-complying party’s notice to Purchaser shall be reinstated; provided, further, if Purchaser has any basis (other than receipt of the notice referenced in the first proviso above) to allege any material non-compliance with the non-competition and non-solicitation sections of the Employment Agreement, then Purchaser, as a condition precedent to invoking its rights pursuant to this Section 1.3(c)(i), shall have given such Stockholder (and, in the case of the Griffin Trust, Mr. Griffin) written notice of the alleged breach of such non-competition and non-solicitation sections within 30 days of Purchaser first becoming aware of the facts, events or actions that form the basis for such allegation
               (ii) Each Stockholder’s right to receive his or its portion of each of the Earnout Amounts is also contingent upon such Stockholder (and, in the case of the Griffin Trust, Mr. Griffin) being in material compliance with the post-Closing operational covenants of the Company set forth in Section 6.10(a) and (d) of this Agreement; provided, that Purchaser, as a condition precedent to invoking its rights pursuant to this Section 1.3(c)(ii), has given such Stockholder (and, in the case of the Griffin Trust, Mr. Griffin) notice of any determination by Purchaser of such Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s) material non-compliance with the terms of Section 6.10(a) or (d) of this Agreement, and, to the extent such non-compliance is curable (whether through the payment of damages or losses sustained by Purchaser or otherwise), such Stockholder (and, in the case of the Griffin Trust, Mr. Griffin) has been afforded a reasonable opportunity (not to exceed 30 days) to cure such non-compliance, whereupon such Stockholder’s rights to any Earnout Amounts paid or payable after the date of Purchaser’s notice shall be reinstated).

          (d) Change of Control Transaction. In the event a Change of Control Transaction is completed at any time during the period beginning on the date hereof and ending on the earlier of (i) the satisfaction or termination of Purchaser’s payment obligations to the Stockholders with respect to the Earnout Amounts or (ii) the third anniversary of the Closing Date (the “Restricted Period”), either (A) Purchaser shall require the successor entity to expressly agree in writing to assume all such payment obligations as specified in Sections 1.3 and 1.4 hereof and Purchaser’s operational covenants specified in Section 6.10 hereof; or (B) in lieu thereof, Purchaser or the successor entity shall, at or prior to the closing of the Change of Control Transaction and as a condition thereof, pay to the Stockholders, in full satisfaction of such payment obligations, the following percentages of the maximum buyout amount of $15,000,000 (the “Maximum Buyout Amount”): (I) 50% of the Maximum Buyout Amount less the aggregate amount of all Earnout Amounts paid, or which would have been payable but for a Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s) noncompliance with Section 1.3(c) or Purchaser’s exercise of its rights of set-off set forth in Section 8.3, prior to the date of the Change of Control Transaction, in the event the Change of Control Transaction occurs on or prior to the first anniversary of the Closing Date; (II) 73% of the Maximum Buyout Amount less the aggregate amount of all Earnout Amounts paid, or which would have been payable but for a Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s)noncompliance with Section 1.3(c) or Purchaser’s exercise of its rights of set-off set forth in Section 8.3, prior to the date of the Change of Control Transaction, in the event the Change of Control Transaction occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date; and (III) 100% of the Maximum Buyout Amount less the aggregate amount of all Earnout Amounts paid, or which would have been payable but for a Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s) noncompliance with Section 1.3(c) or Purchaser’s exercise of its rights of set-off set forth in Section 8.3, prior to the date of the Change of Control Transaction, in the event the Change of Control Transaction occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.
          (e) Product Sales Limitations. Prior to the expiration of the Restricted Period and except as contemplated and permitted by Section 6.10(d), Purchaser shall not (i) impose any sales prohibitions or take other actions to exclude any of the Company Developed Products included in the Baseline Budget from its sales efforts (unless it shall permit the Company to sell any such Company Developed Products exclusively), including, without limitation, but only in the event Purchaser elects to sell any Company Developed Products, the implementation of any commission or compensation structure that provides for compensation to Purchaser’s salespersons, representatives, distributors or other persons responsible for the sale by Purchaser of Company Developed Products after the Closing that is less favorable to such persons than the commission or compensation structure applicable to their sales of Purchaser’s like products of comparable quality in the same markets, (ii) impose any material restriction during any calendar year in the Restricted Period on the Company’s expenditure or application of its financial, capital and other resources during such calendar year or the Company’s employee staffing levels during such calendar year, in each case, subject to the amounts and other limitations applicable to such calendar year as set forth in the Baseline Budget, or (iii) otherwise restrict the Company’s sales of the Company Developed Products included in the Baseline Budget in a manner that results in a reduction in sales of such Company Developed Products (a “Product Sales Limitation”); provided, however, a Product Sales Limitation shall exclude, and not result from Purchaser’s imposition of, (A) any sales prohibitions or the taking of other actions required to address a quality assurance or regulatory compliance problem, (B) any requirement that the purchase price of the Company’s products be comparable to the purchase price of like products of comparable quality in the same market, (C) any requirement that the gross margin on sales of the Company’s products be at least equal to the combined gross margin on sales by Purchaser of comparable products (currently 75%) less an allowance for reasonable selling and/or distribution expenses not to exceed 10% of the applicable per unit sales price, or (D) any other restriction or requirement as is reasonably necessary to prevent a violation of any law, regulation or other legal obligation applicable to Purchaser, the Company or any of their respective affiliates or subsidiaries. In the event Purchaser or its successor (as applicable) elects to take any action during the Restricted Period that constitutes a Product Sales Limitation, Purchaser or its successor (as applicable) shall be obligated to pay to the Stockholders, at or prior to the imposition of the Product Sales Limitation, as a condition thereof, and in full satisfaction of all payment obligations of Purchaser or its successor (as applicable) under this Agreement, the following percentages of the Maximum Buyout Amount: (I) 50% of the Maximum Buyout Amount less the aggregate amount of all Earnout Amounts paid, or which would have been payable but for a Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s) noncompliance with Section 1.3(c) or Purchaser’s exercise of its rights of set-off set forth in Section 8.3, prior to the date of the Product Sales Limitation, in the event the Product Sales Limitation occurs on or prior to the first anniversary of the Closing Date; (II) 73% of the Maximum Buyout Amount less the aggregate amount of all Earnout Amounts paid, or which would have been payable but for a Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s) noncompliance with Section 1.3(c) or Purchaser’s exercise of its rights of set-off set forth in Section 8.3, prior to the date of the Product Sales Limitation, in the event the Product Sales Limitation occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date; and (III) 100% of the Maximum Buyout Amount less the aggregate amount of all Earnout Amounts paid, or which would have been payable but for a Stockholder’s (or, in the case of the Griffin Trust, Mr. Griffin’s) noncompliance with Section 1.3(c) or Purchaser’s exercise of its rights of set-off set forth in Section 8.3, prior to the date of the Product Sales Limitation, in the event the Product Sales Limitation occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. Notwithstanding anything in this Section 1.3(e) to the contrary, if the Stockholders have any basis to allege that a Product Sales Limitation has occurred, then the Stockholders, as a condition precedent to invoking their rights pursuant to this Section 1.3(e), shall have given Purchaser written notice of the basis for such allegation within 30 days of first becoming aware of the facts, events or actions that form the basis for such allegation, and, to the extent such allegation is valid, Purchaser shall have 30 days to cure the Product Sales Limitation.
          (f) Calculation of Gross Revenue and Pre-Tax Profits. The amount of gross revenue and pre-tax profits of the Company for any calendar year during the Restricted Period shall be calculated in accordance with generally accepted accounting principles of the United States (“GAAP”), applied in a manner consistent with that which the Purchaser’s financials have been prepared and subject to the following:
               (i) Purchaser and each of the Stockholders and the Company Principals agrees and acknowledges that the gross revenue and pre-tax profits targets set forth in the initial Baseline Budget were established based on the fact that revenue generated under the Boston Scientifics Supply Agreement (as defined in Section 1.4(a) below) cannot be recognized under GAAP until expiration of the 180-day final inspection and acceptance or rejection period specified therein; however, Purchaser and each of the Stockholders and the Company Principals further agrees and acknowledges that if the Boston Scientifics Supply Agreement is amended post-Closing in a manner that enables the recognition of any revenue generated thereunder in an earlier calendar year than is contemplated in the initial Baseline Budget, then the gross revenue and pre-tax profits targets set forth in the initial Baseline Budget will be revised to appropriately reflect such earlier revenue recognition;
               (ii) subject to the Company Principals’ compliance with Section 6.10(b) hereof, any and all sales of Company Developed Products completed during any calendar year ending within the Restricted Period, whether by the Company or the Purchaser, shall be deemed made 100% by the Company and included in the Company’s gross revenue for such calendar year at the sale price paid by the customer;
               (iii) subject to the Company Principals’ compliance with Section 6.10(c) hereof, the percentage of any and all sales of Jointly Developed Products completed during any calendar year ending within the Restricted Period allocable to the Company as mutually agreed by the parties pursuant to Section 6.10(c), whether by the Company or the Purchaser, shall be deemed made by the Company and the same percentage of the gross revenue generated from such sales, based on the sale price paid by the customer, shall be included in the Company’s gross revenue for such calendar year;
               (iv) except for the types and amounts of charges or expenses attributable to the Company pursuant to the Baseline Budget, no one-time charges or expenses attributable to any Subsidiary of Purchaser other than the Company shall be allocated to the Company in calculating the Company’s pre-tax profit;
               (v) for calendar year 2006, any fees and expenses incurred or reasonably expected to be incurred by the Company, the Stockholders or the Company Principals in connection with the negotiation of the terms and conditions of this Agreement and the completion of the Acquisition, including all legal, accounting, financial advisory, consulting and other fees and expenses of third parties, shall, subject to such parties’ compliance with Section 6.1 hereof, be excluded for the purpose of calculating Company pre-tax profit; and
               (vi) Purchaser’s payment of any Earnout Amount shall not be deemed an expense of the Company for the purpose of calculating any Earnout Amount.
          (g) Baseline Cap Production and Reinvestment Requirement. Notwithstanding any other term of this Section 1.3 or Section 1.4 below, Purchaser acknowledges and agrees that: (i) the Company’s attainment of the Baseline Cap Production Requirement shall be excused as a condition to the accrual of any Earnout Amount to the extent that Purchaser does not submit orders for (or otherwise directs the Company not to produce) a number of caps equal to or greater than the Baseline Cap Production Requirement; and (ii) to the extent the amount, if any, comprising the Reinvestment Requirement for each calendar year ending within the Restricted Period is not reinvested by the Company in approved research and development or product marketing activities during such calendar year after expending commercially reasonable efforts to effect such reinvestments, then the Earnout Amount, if any, for such calendar year shall be reduced dollar-for-dollar by the amount of such reinvestment shortfall, but in no event shall exceed 10% of such Earnout Amount, and such reduction shall be the sole effect from the Company’s failure to fully reinvest the amount comprising the Reinvestment Requirement for that calendar year.

           (h) Determination of Earnout Amounts. Within 30 days after Purchaser’s completion of its audited financials for the applicable calendar year (namely, calendar year 2006 in the case of the Total First Earnout Amount, calendar year 2007 in the case of the Total Second Earnout Amount, and calendar year 2008 in the case of the Total Third Earnout Amount), Purchaser shall submit to the Stockholders a calculation, with reasonable detail, of the applicable Earnout Amount and the Stockholders shall have 15 days thereafter to dispute such calculation by submitting a written dispute notice to Purchaser. Purchaser shall make the books and records of account of the Company fully available to the Stockholders and the Stockholders’ representatives until such time as all Earnout Amounts due and payable hereunder have been finally determined solely for use in verifying and calculating the applicable Earnout Amount. Subject to the full availability of the books and records of account of the Company, the Stockholders’ failure to provide Purchaser written notice of dispute within such 15 days shall be deemed acceptance by the Stockholders of Purchaser’s calculation. If the Stockholders do not timely dispute Purchaser’s calculation or the Stockholders earlier accept Purchaser’s calculation in writing, then Purchaser shall promptly remit the applicable Earnout Amount to the Stockholders. If the Stockholders timely dispute Purchaser’s calculation, then Purchaser and the Stockholders shall have 20 days to negotiate in good faith to resolve the dispute. If such parties do not reach a mutually acceptable resolution from such negotiations, then the dispute shall be submitted to a nationally recognized public accounting firm agreeable to each such party and with whom neither such party (or any of its Affiliates) has had a relationship within the past 24 months. Such accounting firm and the Stockholders shall be given reasonable access to all relevant records of the Company to calculate the applicable Earnout Amount, which calculation shall be submitted by the accounting firm to Purchaser and the Stockholders within 45 days. Each of Purchaser and the Stockholders shall have 20 days thereafter to submit to each other and the accounting firm written comments on such calculation and an additional 20 days to similarly submit to each other and the accounting firm written rebuttal comments to each other’s initial comments. Within 15 days after the rebuttal comment period, the accounting firm shall submit its final calculation to each of Purchaser and the Stockholders, which shall be final and binding on the parties hereto, and after which Purchaser shall promptly remit the applicable Earnout Amount (if any) as so calculated to the Stockholders. Purchaser and the Stockholders shall share equally the fees and expenses of such accounting firm, provided if the applicable Earnout Amount as finally determined by the accounting firm is more than twenty-five percent (25%) greater than Purchaser’s original calculation of such Earnout Amount, all of such fees and expenses shall be paid by Purchaser. Interest shall accrue on any unpaid portion of the applicable Earnout Amount commencing on the date the Stockholders give notice of dispute of Purchaser’s calculation of such Earnout Amount; provided, however, that Purchaser may remit to the Stockholders such amount as Purchaser deems not in dispute and interest shall thereupon accrue only on the difference, if any, ultimately determined in accordance with this Section 1.3(f). The rate of interest shall be the rate of interest then published by Bank of America, San Francisco, California, as its “prime” lending rate for commercial borrowers.

     1.4 Earnout Amounts.
          (a) Certain Definitions.
               (i) “Baseline Budget” means the budget for calendar years 2006, 2007 and 2008 as set forth in Exhibit C attached hereto, which sets forth the gross revenue and pre-tax profit targets for each of these calendar years, as amended and updated from time to time in accordance with Section 6.10(e). The Baseline Budget will provide for continued manufacture of at least 125,000 caps per year by the Company for Purchaser on a cost basis with the same level of quality and timing of delivery as is currently being provided to Purchaser by the Company (the “Baseline Cap Production Requirement”); provided, however, if Purchaser funds the capital expenditures necessary to double the Company’s cap production capacity (which are not expected to exceed $100,000 plus incremental labor costs), the Baseline Cap Production Requirements shall be increased to 250,000 caps per year. In addition, the Baseline Budget for each of calendar years 2006, 2007 and 2008 shall, at the direction of Purchaser in its sole discretion, require and reflect the Company’s reinvestment of up to 7% or $250,000 of its revenue, whichever is greater (the “Reinvestment Requirement”), towards research and development activities, which amounts shall be fully reflected as expenses for purposes of determining the pre-tax profit targets for each of these calendar years. The Reinvestment Requirement will also include, at the direction of Purchaser in its sole discretion, up to certain levels of investment in product marketing to be identified in the Baseline Budget.
               (ii) “Boston Scientific Supply Agreement” means the Supply Agreement dated as of February 11, 2005 by and between Boston Scientific Corporation and the Company.
               (iii) “Change of Control Transaction” means (1) a sale of all or substantially all of Purchaser’s assets, or (2) any merger, consolidation or other business combination transaction of Purchaser with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Purchaser outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Purchaser (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Purchaser.
               (iv) “Company Developed Products” means the Company’s existing products and products in development as of the Closing Date as identified in the Baseline Budget and any new products independently developed by the Company after the Closing Date without any development contribution from Purchaser or any of its subsidiaries or affiliates other than the Company, including without limitation concept generation, design, prototyping, manufacturing, testing and validation services.

               (v) “Earnout Amounts” shall mean the Total First Earnout Amount, the Total Second Earnout Amount, and the Total Third Earnout Amount.
               (vi) “First Earnout Shortfall Payment” means the amount obtained by multiplying (x) the unpaid Maximum First Earnout Amount divided by 20, by (y) the lesser of (1) the number equal to the difference between 80% and the percentage of the revenue target set forth in the Baseline Budget actually achieved for 2006 or (2) the number equal to the difference between 80% and the percentage of the pre-tax profit target set forth in the Baseline Budget actually achieved for 2006.
               (vii) “Jointly Developed Products” means new products or product improvement projects that are jointly developed by the Company and Purchaser or any of Purchaser’s other subsidiaries or affiliates as a result of any development contribution from Purchaser or such other subsidiaries or affiliates, including without limitation concept generation, design, prototyping, manufacturing, testing and validation services. For the purposes of determining the status of any new product as a Company Developed Product or a Jointly Developed Product, Purchaser and the Stockholders shall mutually identify in writing, prior to the commencement of development of such new product, any development contribution by Purchaser that shall cause such new product to be a Jointly Developed Product, and, in the absence of any identified development contribution by Purchaser, such new product shall be deemed a Company Developed Product.
               (viii) “Second Earnout Shortfall Payment” means the amount obtained by multiplying (x) the Maximum Second Earnout Amount (reduced by the amount of the First Earnout Shortfall Carryover) divided by 20, by (y) the lesser of (1) the number equal to the difference between 80% and the percentage of the revenue target set forth in the Baseline Budget actually achieved for 2007 or (2) the number equal to the difference between 80% and the percentage of the pre-tax profit target set forth in the Baseline Budget actually achieved for 2007.
               (ix) “Sub-Baseline Budget” means for each calendar year reflected in the Baseline Budget, a gross revenue target equal to 80% of the gross revenue target set forth in the Baseline Budget for that calendar year and 80% of the pre-tax profit target set forth in the Baseline Budget for that calendar year.
               (x) “Third Earnout Shortfall Payment” means the amount obtained by multiplying (x) the Maximum Third Earnout Amount (reduced by the amount of the Second Earnout Shortfall Carryover) divided by 20, by (y) the lesser of (1) the number equal to the difference between 80% and the percentage of the revenue target set forth in the Baseline Budget actually achieved for 2008 or (2) the number equal to the difference between 80% and the percentage of the pre-tax profit target set forth in the Baseline Budget actually achieved for 2008.

          (b) Total First Earnout Amount.
               (i) Actual First Earnout Amount. The Stockholders shall be entitled to receive, subject to Section 1.3(c) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, up to $1,500,000 of additional consideration (the “Maximum First Earnout Amount”) as follows: (A) if the Company’s 100W Holmium side-firing fiber is completely validated by Purchaser for use with the 100W Holmium lasers currently available for the treatment of BPH using laser vaporization in accordance with cost and technical validation criteria set forth on Exhibit D hereto, and ready to ship by the start of the 2006 Annual Meeting of the American Urological Association (May 20, 2006), the Stockholders shall be entitled to receive $1,000,000 of the Maximum First Earnout Amount (the “H100 Payment”); (B) if the Company’s revenues and pre-tax profits in calendar year 2006 equal or exceed the 2006 target amounts set forth in the Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive 100% of the then remaining portion of the Maximum First Earnout Amount; and (C) if the Company’s revenues and/or pre-tax profits in calendar year 2006 are less than the 2006 target amounts in the Baseline Budget but both revenues and pre-tax profits exceed the 2006 target amounts in the Sub-Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive a portion of the Maximum First Earnout Amount equal to the First Earnout Shortfall Payment (the total amount that becomes due and payable to the Stockholders pursuant to clauses (A), (B) and/or (C) above being, the “Actual First Earnout Amount”). For purposes hereof, the “First Earnout Shortfall Carryover” means the Maximum First Earnout Amount less the Actual First Earnout Amount.
               (ii) Actual First Profit-Sharing Amount. In addition to the Actual First Earnout Amount, if the Company’s revenues and pre-tax profits in calendar year 2006 exceed the 2006 revenue and pre-tax profit target amounts set forth in the Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive, subject to Section 1.3(c) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, an amount equal to the sum of (I) 40% of the pre-tax profits in excess of the pre-tax profit target in the Baseline Budget attributable to sales of Company Developed Products in calendar year 2006 plus (II) 20% of the pre-tax profits in excess of the pre-tax profit target in the Baseline Budget attributable to sales or cost reductions of Jointly Developed Products in calendar year 2006 (such sum, the “Actual First Profit-Sharing Amount” and together with the Actual First Earnout Amount, the “Total First Earnout Amount”).
          (c) Total Second Earnout Amount.
               (i) Actual Second Earnout Amount. The Stockholders shall be entitled to receive, subject to Section 1.3(c) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, additional consideration up to the sum of $1,000,000 plus the First Earnout Shortfall Carryover (such sum, the “Maximum Second Earnout Amount”) as follows: (A) if the Company’s revenues and pre-tax profits in calendar year 2007 exceed the 2007 target amounts set forth in the Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive 100% of the Maximum Second Earnout Amount; or (B) if the Company’s revenues and/or pre-tax profits in calendar year 2007 are less than the 2007 target amounts in the Baseline Budget but both revenues and pre-

tax profits meet or exceed the 2007 target amounts in the Sub-Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive an amount equal to the First Earnout Shortfall Carryover plus a portion of the Maximum Second Earnout Amount equal to the Second Earnout Shortfall Payment (the total amount that becomes due and payable to the Stockholders pursuant to clause (A) or (B) above being, the “Actual Second Earnout Amount”). For purposes hereof, the “Second Earnout Shortfall Carryover” means: (i) $0, in the event the Actual Second Earnout Amount is determined pursuant to clause (A) above, (ii) $1,000,000 minus the Second Earnout Shortfall Payment, in the event the Actual Second Earnout Amount is determined pursuant to clause (B) above; or (iii) $1,000,000, in the event the Actual Second Earnout Amount is $0.
               (ii) Actual Second Profit-Sharing Amount. In addition to the Actual Second Earnout Amount, if the Company’s revenues and pre-tax profits in calendar year 2007 exceed the 2007 target revenue and pre-tax profit amounts set forth in the Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive, subject to Section 1.3(c) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, an amount equal to the sum of (I) 40% of the pre-tax profits in excess of pre-tax profit target in the Baseline Budget attributable to sales of Company Developed Products in calendar year 2007, plus (II) 20% of the pre-tax profits in excess of the pre-tax profit target in the Baseline Budget attributable to sales or cost reductions of Jointly Developed Products in calendar year 2007 (such sum, the “Actual Second Profit-Sharing Amount” and together with the Actual Second Earnout Amount, the “Total Second Earnout Amount”).
          (d) Total Third Earnout Amount.
               (i) Actual Third Earnout Amount. The Stockholders shall be entitled to receive additional consideration up to the sum of $1,000,000 plus the Second Earnout Shortfall Carryover (such sum, the “Maximum Third Earnout Amount”) as follows: (A) if the Company’s revenues and pre-tax profits in calendar year 2008 exceed the 2008 target amounts set forth in the Baseline Budget and, subject to Section 1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive, subject to Section 1.3(c) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, 100% of the Maximum Third Earnout Amount; or (B) if the Company’s revenues and/or pre-tax profits in calendar year 2008 are less than the 2008 target amounts in the Baseline Budget but both revenues and pre-tax profits meet or exceed the 2008 target amounts in the Sub-Baseline Budget and, subject to Section 1.3(g), the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive an amount equal to the Second Earnout Shortfall Carryover plus a portion of the Maximum Third Earnout Amount equal to the Third Earnout Shortfall Payment (the total amount that becomes due and payable to the Stockholders pursuant to clause (A) or (B) above being, the “Actual Third Earnout Amount”).
               (ii) Actual Third Profit-Sharing Amount. In addition to the Actual Third Earnout Amount, if the Company’s revenues and pre-tax profits in calendar year 2008 exceed the 2008 target revenue and pre-tax profit amounts set forth in the Baseline Budget and, subject to Section

1.3(g) hereof, the Baseline Cap Production Requirement is satisfied for such year, the Stockholders shall be entitled to receive, subject to Section 1.3(c) and Purchaser’s rights of set-off set forth in Section 8.3 hereof, an amount equal to the sum of (I) 40% of the pre-tax profits in excess of the pre-tax profit target in the Baseline Budget attributable to sales of Company Developed Products in calendar year 2008 plus (II) 20% of the pre-tax profits in excess of pre-tax profit target in the Baseline Budget attributable to sales or cost reductions of Jointly Developed Products in calendar year 2008 (such sum, the “Actual Third Profit-Sharing Amount” and together with the Actual Third Earnout Amount, the “Total Third Earnout Amount”).
          (e) Allocation of Costs. The Company will be integrated into Purchaser’s internal financial reporting system and accounted for as an independent profit center for purposes of allocation of expenses. Expenses will be allocated in accordance with the following principles as well as the procedures set forth in the notes to the Baseline Budget: (i) general and administrative expenses such as finance, legal, human resources, and information technology shall be allocated on a percentage of total revenues basis; (ii) research and development costs shall be allocated directly on a cost incurred basis; (iii) marketing costs shall either be combined and allocated on a percentage of total revenues basis or on a percentage of unit sales basis or allocated directly on a cost incurred basis as set forth in the Baseline Budget; (iv) direct sales expenses such as commissions, spiffs, and the like shall be allocated directly to the Company.
SECTION 2
CLOSING
     2.1 Closing Date. The closing of the Acquisition (the “Closing”) shall be held at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025 at 5:00 p.m. California time on the date hereof (the “Closing Date”), unless another date, time or place is agreed to in writing by Purchaser and the Stockholders.
     2.2 Actions at the Closing. At the Closing, the Company, the Stockholders and Purchaser shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:
          (a) At the Closing, the Stockholders and/or the Company shall deliver or cause to be delivered to Purchaser the following:
               (i) a certificate or certificates representing all of the Shares, together with stock powers duly endorsed in blank for transfer of the Shares to Purchaser, with any required transfer stamps affixed thereto;
               (ii) the Employment Agreements executed by the Stockholders;
               (iii) duly and validly executed copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of any and all liens (other than Permitted Liens as specified in Section 3.13(a)) and other encumbrances on the Shares or the assets of the Company arising out of, resulting from or in connection with any loans, guarantees or other similar arrangements between or among the Company, the Stockholders, the Company Principals or any third party creditors of the Company;

               (iv) a copy of the properly executed certificate regarding the Foreign Investment and Real Property Tax Act of 1980 for the purpose of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3);
               (v) duly and validly executed copies of all consents, waivers, approvals or authorizations, in form and substance reasonably satisfactory to Purchaser, from third parties whose consent or approval are required to consummate the transactions contemplated by this Agreement; and
               (vi) all other documents, certificates, instruments or writings required to be delivered by the Stockholders pursuant to this Agreement, including without limitation those documents set forth in Section 7.3 hereof.
          (b) At the Closing, Purchaser shall deliver or cause to be delivered to the Stockholders the following:
               (i) the Initial Payment Amount;
               (ii) the Barr Note Payments; and
               (iii) all other documents, certificates or writings required to be delivered by Purchaser pursuant to this Agreement, including without limitation those documents set forth in Section 7.2 hereof.
          (c) All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously.
     2.3 No Further Ownership Rights in Shares. All cash paid in respect of the surrender for exchange of the Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of the Stockholders’ rights pertaining to such Shares.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS
     In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities that is the subject matter of the applicable representation or warranty. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement other than any such event, change or effect, directly or indirectly, (a) resulting from or arising in connection with (i) general political, economic, financial, capital market or industry-wide conditions which do not have a disproportionate impact on the business of the Company taken as a whole, (ii) this Agreement, the transactions contemplated hereby or the authorized announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) any failure by the Company to meet any projections or forecasts provided to Purchaser unless fraudulently derived (but not the underlying material adverse change, event, circumstance or development giving rise thereto), or (b) attributable to the fact that the prospective owner of the Company is the Purchaser or any affiliate of the Purchaser.
     In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge, in the case of the Stockholders (which shall, in the case of the Griffin Trust, be deemed to include the actual knowledge of Mr. Griffin), and such party’s actual knowledge after reasonable inquiry of the officers, directors and other employees of such party reasonably believed to have knowledge of such matters, in the case of Purchaser and the Company.
     Each of the Company, the Stockholders and the Company Principals hereby, jointly and severally, represents and warrants to Purchaser that the statements contained in this Section 3 are true and correct, except as expressly set forth in the disclosure schedule delivered by the Company, the Stockholders and the Company Principals to Purchaser on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3 to which the disclosure relates, provided, that any information disclosed under any paragraph of the Company Disclosure Schedule shall be deemed disclosed and incorporated into any other paragraph of this Section 3 where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other paragraph. Except for the representations and warranties set forth in this Section 3 and Section 4 below, the Company and Stockholders make no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated hereby.
     3.1 Organization, Standing and Power; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Schedule 3.1 of the Company Disclosure Schedule contains a true and complete listing of the locations of all sales office, manufacturing facilities, and any other office or facilities of the Company, a true and complete list of all jurisdictions in which the Company maintains any employees, and a true and complete list of all jurisdictions in which the Company is duly qualified and licensed to transact business as a foreign corporation. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company does not have any subsidiaries.
     3.2 Articles of Incorporation and Bylaws. The Company has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of the Company, each as amended to date, to Purchaser, and no amendments have been made thereto or have been authorized since the date thereof. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.
     3.3 Capital Structure.
          (a) The authorized capital stock of the Company consists of 70,000 shares of Common Stock, par value $1.00 per share, of which 15,000 shares are issued and outstanding as of the date hereof (the “Company Common Stock”). Other than the Company Common Stock, the Company has no other capital stock authorized, issued or outstanding and no outstanding commitments to issue any shares of capital stock. The Stockholders are the sole owners of all outstanding shares of Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock were issued in compliance with all applicable federal and state securities laws. There are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.
          (b) Immediately following the Closing, Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of the Company, free and clear of all liens, encumbrances or other defects of title.

     3.4 Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, an no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     3.5 No Conflict. Except as disclosed in Schedule 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.
     3.6 Consents. Except as disclosed in Schedule 3.6 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, including a party to any agreement with the Company, the Stockholders or the Company Principals (so as not to trigger any Conflict), is required by or with respect to the Company, the Stockholders or the Company Principals in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.7 Company Financial Statements. The Company Principals have delivered to Purchaser true and complete copies of the Company’s unaudited balance sheet as of the Company’s last accounting day in fiscal years 2003, 2004 and 2005 and unaudited income statement for the financial years then ended, as well as the Company’s unaudited balance sheet as of March 31, 2006 and the related unaudited statement of income for the period then ended (collectively, the “Company Financials”). Except as disclosed in Section 3.7 of the Company Disclosure Schedule and except for the absence of statements of stockholders’ equity and cash flows, footnotes and year-end adjustments, the Company Financials have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company as at their respective dates and for the period then ended. The Company Financials conform to the books and records of the Company, and have been prepared in the ordinary course of business, consistent with past practice. The Company’s unaudited balance sheet as of March 31, 2006 shall be referred to herein as the “Company Current Balance Sheet.”

     3.8 Accounts Receivable. All accounts receivable shown on the Company Current Balance Sheet (net of reserves indicated on the Company Current Balance Sheet) or thereafter acquired until the date hereof (net of reserves accrued in the normal course of business and consistent with past practice), other than accounts receivable owing to the Company by the Purchaser, are valid and enforceable obligations of the applicable account debtor and arose and are collectible prior to the first anniversary of the date of this Agreement. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Subject to any reserves indicated on the Company Balance Sheet and any right of return provided in the ordinary course of business consistent with past practices, none of the receivables of the Company is subject to any claim of offset, recoupment, set off, or counterclaim (other than as implied under applicable law), and, to the knowledge of the Company and the Stockholders, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim (other than as implied under applicable law). No receivables are contingent upon the performance by the Company or the Stockholders of any obligation or contract. No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables, except as fully reflected in the Company Balance Sheet.
     3.9 No Undisclosed Liabilities. The Company has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or of any other nature, which individually or in the aggregate is required to be reflected as a liability on the Company Balance Sheet in accordance with GAAP, that is not reflected or reserved against in the Company Current Balance Sheet, except for those which may have been incurred after the date of the Company Current Balance Sheet. All liabilities, indebtedness, obligations, expenses, claims, deficiencies, guaranties or endorsements of any type of the Company incurred after the date of the Company Current Balance Sheet were incurred in the ordinary course of business consistent with past practices and are not material both individually and in the aggregate to the Company or its business.
     3.10 No Changes. Since March 31, 2006, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business and consistent with past practices;
          (b) amendment or change to the Articles of Incorporation or the Bylaws of the Company;
          (c) capital expenditure or capital commitment by the Company, other than purchase orders for raw materials entered into in the ordinary course of business consistent with past practices and not exceeding $20,000 individually or $100,000 in the aggregate;

          (d) destruction of, damage to or loss of any material assets, material business or material customer of the Company (whether or not covered by insurance);
          (e) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, safety or discrimination matter involving the Company, including, without limitation, charges of wrongful discharge or other unlawful labor practices or actions;
          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (g) revaluation by the Company of any of its assets;
          (h) declaration, setting aside or payment of a dividend or other distribution with respect to Company Common Stock or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;
          (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any other kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;
          (j) agreement, contract, covenant, instrument, lease, or commitment to which the Company is a party or by which it or any of its assets is bound and which is material to the Company’s business or any termination, extension, amendment or modification of the terms of any such agreement, contract, covenant, instrument, lease, or commitment to which the Company is a party or by which it or any of its assets is bound, other than licenses of the Company Intellectual Property which are governed by subsection (q) below and other than agreements entered into in connection with the Acquisition;
          (k) sale, lease, license or other disposition of any of the material assets or properties of the Company or any creation of any security interest in such assets or properties, in each case other than in the ordinary course of the Company’s business;
          (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;
          (m) waiver or release of any right or claim of the Company material to the Company business, including any write-off or other compromise of any account receivable of the Company;
          (n) commencement or notice or, to the Company’s or the Stockholders’ knowledge, threat therefor, of any lawsuit or, to the Company’s or the Stockholders’ knowledge, proceeding, audit or investigation against the Company or its affairs;

          (o) notice of any claim or potential claim of ownership by any person other than the Company of any of the Company Intellectual Property (as defined in Section 3.14 hereof) owned by or developed or created by the Company or of infringement by the Company of any other person’s Intellectual Property (as defined in Section 3.14 hereof);
          (p) issuance or sale, or contract to issue or sell, by the Company of any shares of the Company Common Stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;
          (q) sale by the Company of any Company Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option, with respect to Company Intellectual Property with any person or entity (other than standard customer license agreements entered into in the ordinary course of business consistent with past practice), or (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option with respect to the Intellectual Property of any person or entity (other than standard supplier license agreements for readily commercially available off-the-shelf software), or (iii) the change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
          (r) any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or
          (s) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).
     3.11 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (b) Tax Returns and Audits.
               (i) The Company as of the Closing Date will have prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed prior to the Closing Date relating to any and all material Taxes of the Company or its operations, and such Returns are and will be true and correct in all material respects and have been and will be completed in all material respects in accordance with applicable law.

               (ii) The Company as of the Closing Date will have paid all Taxes it is required to pay and withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act (“FICA”), Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld.
               (iii) There any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension remains in effect.
               (iv) No audit or other examination of any Return of the Company (or any member of the consolidated, combined or unitary group of which is a member) is presently in progress, nor has the Company (or any other member of such group) been notified of any request for such an audit or other examination.
               (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes incurred prior to the date of the Company Current Balance Sheet (including without limitation any liabilities for Taxes as a result of being a member of a consolidated, combined or unitary group) which have not been accrued or reserved on the Company Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any such liability for Taxes since the date of the Company Current Balance Sheet other than in the ordinary course of business.
               (vi) The Company has made available to Purchaser or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for or including the Company filed for all periods since its inception.
               (vii) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.
               (viii) The Company duly elected to be treated as an S corporation for federal and all pertinent state and local tax purposes as of the formation of the Company on December 20, 1993. The Company has at all times met the requirements for treatment as an S corporation and will continue to meet such requirements through the Closing Date.
               (ix) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.
               (x) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected in all material respects on the Company’s tax books and records.

               (xi) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (xii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date hereof, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.
               (xiii) Neither the Company nor any corporation that is or was a member of a consolidated group with the Company has been a distributing corporation or a controlled corporation in a transaction described in Section 355 of the Code during the past two years.
     3.12 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company, the Stockholders or the Company Principals is a party or otherwise binding upon the Company, the Stockholders or the Company Principals which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is, and neither the Stockholders nor the Company Principals have entered any agreement pursuant to which the Company reasonably could be, restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     3.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
          (a) The Company and each Subsidiary has good and marketable title to all of its respective properties and assets, real, personal and mixed, reflected in the Company Current Balance Sheet or acquired after the date of the Company Current Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Current Balance Sheet in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Current Balance Sheet (such liens referenced in subsections (i)-(iii) herein referred to as “Permitted Liens”). The plants, property and equipment of the Company and Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of the Company and its Subsidiaries are reflected in the Company Current Balance Sheet to the extent GAAP requires the same to be reflected. Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by the Company and by each Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) Section 3.13(b) of the Company Disclosure Schedule lists all items of equipment (the “Equipment”) owned or leased by Company and its Subsidiaries, and such Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
          (c) None of the Company, the Stockholders or the Company Principals has sold or otherwise released for distribution any of the Company’s customer files and other customer information relating to the Company’s current and former customers (the “Customer Information”). No person other than Company possesses any claims or rights with respect to use of the Customer Information.
     3.14 Intellectual Property.
          (a) For the purposes of this Agreement, the following terms have the following definitions:
               (i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development tools, test suites, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (ix) all documentation related to any of the foregoing irrespective of the media on which it is recorded.
               (ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.
               (iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          (b) Section 3.14(b) of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”) and lists any commencement or notice or to the knowledge of the Stockholders, threat of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.
          (c) Each item of the Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.14(b) of the Company Disclosure Schedule and all Intellectual Property licensed to Company, is free and clear of any Liens. The Company (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company, and (ii) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.
          (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.
          (e) The Company has not transferred ownership of or, except pursuant to the contracts, licenses and agreements listed in Section 3.14(g) of the Company Disclosure Schedule granted any exclusive license of or exclusive right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.
          (f) The Company owns, or has the right to use, all the Intellectual Property necessary to the conduct of its business as it currently is conducted or is reasonably contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, marketing, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development). For the avoidance of doubt, none of the Company, the Stockholders or the Company Principals makes any representation regarding the ownership or right to use any Intellectual Property of the Purchaser made available to the Company in connection with the development of any Jointly Developed Products approved in accordance with the terms of this Agreement.
          (g) Other than (i) “shrink-wrap” and similar widely available commercial end-user licenses or (ii) other third party shareware that is generally available to the public and does not impose any monetary obligations on the Company, the contracts, licenses and agreements listed in Section 3.14(g) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. No person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

          (h) Other than Company customer sales contracts and licenses entered into in the ordinary course of business in form substantially similar to the Company’s standard from customer sales contracts and standard form license appended to Section 3.14(h) of the Company Disclosure Schedule, Section 3.14(h) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, defend, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.
          (i) To the knowledge of the Company and the Stockholders, the operation of the business of the Company as it currently is conducted, or as is currently contemplated to be conducted by the Company, including but not limited to Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe upon or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice or threat in writing thereof from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company, the Stockholders or the Company Principals aware of any valid basis therefor). For the avoidance of doubt, none of the Company, the Stockholders or the Company Principals makes any non-infringement or non-misappropriation representation with respect to any Intellectual Property of the Purchaser made available to the Company in connection with the development of any Jointly Developed Products approved in accordance with the terms of this Agreement.
          (j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees due as of the date hereof in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, there are no actions that have not been taken by the Company as of the date hereof nor any actions that must be taken by the Company within sixty (60) days of the date hereof (including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purpose of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company.

          (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company, the Stockholders or the Company Principals regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.
          (l) To the knowledge of the Company and the Stockholders, no person is infringing or misappropriating any Company Intellectual Property.
          (m) The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Except as set forth in Section 3.14(m) of the Company Disclosure Schedule, all employees of the Company and all consultants and contractors of the Company that had any involvement in the development of Company Intellectual Property have signed the Company’s standard form of Confidential Information and Invention Assignment Agreement, which is appended to Section 3.14(m) of the Company Disclosure Schedule, pursuant to which all Intellectual Property Rights developed by such employees, consultants and contractors within the scope of their employment or other relationships with the Company are assigned to the Company.
          (n) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of the Company Intellectual Property.
          (o) The Company does not have any escrow agreement or arrangement between the Company and a licensee that would permit such licensee or any other party to obtain a copy of the Company’s source code and program documentation upon the liquidation, dissolution or winding up of the Stockholders.
     3.15 Agreements, Contracts and Commitments.
          (a) The Company is not a party to nor is it bound by:
               (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, other than standard offer letters provided to employees (who are not officers of the Company) in the ordinary course of business consistent with past practice, all of which offer letters create “at will” relationships and none of which create any contractual obligation of the Company to the other party thereto upon termination of such relationship (whether in the form of severance or benefit obligation or otherwise);

               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property that involves a remaining obligation in excess of $10,000;
               (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments that involves a remaining obligation in excess of $10,000;
               (vii) any agreement, contract or commitment relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
               (viii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;
               (ix) any purchase order or contract for the purchase of materials that involves a remaining obligation in excess of $20,000;
               (x) any construction contracts;
               (xi) any dealer, distribution, joint marketing or development agreement;
               (xii) any sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company’s products or services, or the products or services of any person; or
               (xiii) any other material agreement, contract or commitment.
          (b) The Company is in compliance in all material respects with and has not breached, violated or defaulted under, in each case in any material respect, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment listed in Section 3.15(a) of the Company Disclosure Schedule to which the Company is a party or by which it is bound (each, a “Company Contract”), nor is the Company, the Stockholders or the Company Principals

aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Company Contract is in full force and effect and, to the knowledge of the Stockholders, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained or will obtain prior to the Closing all necessary consents, waivers and approvals of parties to any Company Contract as are required thereunder in connection with the Acquisition for such Company Contracts to remain in effect without modification after the date hereof. The Company Contracts requiring such consents, waivers and approvals are described in Section 3.15(b) of the Company Disclosure Schedule. Following the date hereof and subject to the fulfillment of all obligations of the Company thereunder, the Company will be permitted to exercise all of the Company’s rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.
     3.16 Governmental Authorization. Section 3.16 of the Company Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity presently held by the Company in connection with the conduct of its business (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as presently conducted or hold any interest in its properties or assets.
     3.17 Litigation. There is no action, suit or proceeding of any nature pending, or, to the Company’s or the Stockholders’ knowledge, threatened, before any court or administrative agency against the Company its properties or any of its officers or directors, nor, to the knowledge of the Company or the Stockholders, is there any reasonable basis therefor. There is no investigation pending or, to the Company’s or the Stockholders’ knowledge, threatened against the Company, its properties or any of its officers or directors in their capacities as such (nor, to the knowledge of the Company or the Stockholders, is there any reasonable valid basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.
     3.18 Minute Books. The minutes of the Company made available to counsel for Purchaser are the only minutes of the board of directors and stockholders of the Company and contain true and accurate copies of all resolutions adopted by the Board of Directors (or committees thereof) of the Company and its stockholders since the time of incorporation of the Company.
     3.19 Environmental Matters.
          (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company, or, to the knowledge of the Stockholders, as a result of any actions of third parties or otherwise, in, on or under any property in a manner that would violate applicable law in effect on or before the date hereof, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.
          (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s or the Stockholders’ knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. None of the Company, the Stockholders or the Company Principals is aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.
     3.20 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     3.21 Employee and Employee Benefit Matters. All past and current employees of the Company (the “Company Employees”) are listed in Section 3.21 of the Company Disclosure Schedule. Except for unpaid but earned salaries, bonuses and commissions since the last regularly scheduled payroll date prior to the Closing Date that will be paid in full on the first regularly scheduled payroll date following the Closing Date, none of the Company, the Stockholders or the Company Principals owe any amounts to the Company Employees including, without limitation, any back wages or other unpaid salaries. There are no claims from or on behalf of the Company Employees threatened or pending against the Company, the Stockholders or the Company Principals. Except for the Company’s SIMPLE IRA Retirement

Plan (the “Company Plan”), the Company has no employee benefit plans, programs, policies or agreements, including but not limited to any pension plans, multiemployer plans or 401(k) plans. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and neither the Company nor the Stockholders have any knowledge of any default or violation by any other party to, the Company Plan, and the Company Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Purchaser or the Company.
     3.22 Insurance. Section 3.22 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor the Stockholders has knowledge of any threatened termination of, or premium increase with respect to, any of such policies.
     3.23 Certain Advances; Guaranties. There are no receivables of the Company owing by any director, officer, employee, consultant of the Company (including, without limitation, the Company Principals) or by the Stockholders or owing by any affiliated person or entity of any director, officer, employee, consultant of the Company (including, without limitation, the Company Principals) or the Stockholders. Neither the Stockholders nor the Company Principals have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company. The Company has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Stockholders or the Company Principals.
     3.24 FDA and Regulatory Matters.
          (a) (i) With respect to all of the Company’s existing products and, to the extent applicable, products currently under development by the Company (collectively, the “Products”), (A) the Company and each of its Subsidiaries has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development and pre-clinical testing of its Products in jurisdictions where it currently conducts such activities or contemplated conducting such activities (the “Activities To Date”) with respect to each Product (collectively, the “Regulatory Licenses”); (B) the Company and each of its Subsidiaries, as the case may be, is in compliance with all terms and conditions of each Regulatory License and with all applicable Laws pertaining to Activities To Date with respect to each Product which is not required to be the subject of a Regulatory License; (C) the Company and each of its Subsidiaries, as the case may be, is in compliance with all applicable Laws regarding registration, license, and certification for each site at which a Product is manufactured or used; (D) to the extent any Product has been exported from the United States, the Company or, as applicable, a Subsidiary of the Company exporting such Product, has exported such Product in compliance in all material respects with applicable Law; and (E) the Company is licensed to export its Products in the respective jurisdictions set forth in the Company Disclosure Schedule; (ii) all manufacturing operations performed by or on behalf of the Company or its Subsidiaries have been and are being conducted in all material respects in compliance with the applicable regulations of the U.S. Food and Drug Administration (the “FDA”) and, to the extent applicable to the Company or any of its Subsidiaries, counterpart regulations in all other countries where compliance is required; and (iii) the Company and each of its Subsidiaries is in compliance with all applicable reporting requirements for all Regulatory Licenses or plant registrations describe in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside the United States under applicable Law.
          (b) Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any Laws by the Company or any of its Subsidiaries with respect to the research, development, testing, manufacturing or use of the Products.
          (c) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company or any of its Subsidiaries with regard to the Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
     3.25 Warranties; Indemnities. Except for the warranties and indemnities set forth in the Company’s standard form customer sales contracts and form license as appended to Section 3.14(h) of the Company Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.
     3.26 Product Development. Section 3.26 of the Company Disclosure Schedule set forth certain representations of the Company, the Stockholders and the Company Principals regarding the stage of, or prior progress on, the development of the Company’s products.
     3.27 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Purchaser or its counsel.
     3.28 Disclosure. No representation or warranty or other statement made by the Company or any of the Stockholders or Company Principals in this Agreement, the Company Disclosure Schedule or the certificates delivered pursuant to Section 7.3(c) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

SECTION 4
FURTHER REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each Stockholder (which, in the case of the Griffin Trust, shall include Mr. Griffin for purposes of this Section 4) further represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, as follows:
     4.1 Ownership of Shares. Such Stockholder is the sole record and beneficial owner of the Shares set forth adjacent his or its name in Section 1.1 of the Company Disclosure Schedule, and such Shares are to be sold pursuant to this Agreement. Such Shares are not subject to any Liens or to any rights of first refusal of any kind, and such Stockholder has not granted any rights to purchase such Shares to any other person or entity. The Stockholder has the sole right to transfer the Shares set forth adjacent his or its name in Section 1.1 of the Company Disclosure Schedule to Purchaser. Such Shares constitute all of the Company Common Stock owned, beneficially or of record by such Stockholder, and such Stockholder has no options, warrants or other rights to acquire Company Common Stock. On the Closing Date, Purchaser will receive good title to such Shares, subject to no Liens retained, granted or permitted by the Stockholders or the Company. Such Stockholder has not engaged in any sale or other transfer of any Company Common Stock in contemplation of the Acquisition.
     4.2 Tax Matters. Such Stockholder has had an opportunity to review with its own tax advisors the tax consequences to the Stockholder of the Acquisition and the other transactions contemplated by this Agreement. Such Stockholder understands that he or it must rely solely on his or its advisors and not on any statements or representations by Purchaser, the Company or any of their agents. Such Stockholder understands that he or it (and not Purchaser or the Company) shall be responsible for his or its own tax liability that may arise as a result of the Acquisition or the other transactions contemplated by this Agreement.
     4.3 Absence of Claims by the Stockholders. Such Stockholder does not have any claim against the Company, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law (other than for accrued compensation and other employee benefits and other than with respect to any rights to indemnification that such Stockholder may now or hereafter be entitled to under the Company’s Articles of Incorporation or Bylaws).
     4.4 Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which he or it is a party and to consummate the transactions contemplated hereby. This Agreement and the Related Agreements have been duly executed and delivered by such Stockholder, and, assuming the due authorization, execution and delivery by the other parties hereto, constitute a valid and binding obligation of such Stockholder, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The “Related Agreements” shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the Employment Agreements.

     4.5 No Conflict. The execution and delivery by such Stockholder of this Agreement and any Related Agreement to which he is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Stockholder or any of his properties or assets is subject, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or his or its properties or assets.
SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Purchaser represents and warrants to the Company, the Stockholders and the Company Principals that the statements contained in this Section 5 are true and correct.
     5.1 Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business and to carry out the transactions contemplated in the Agreement. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on its business or properties.
     5.2 Authorization. All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Purchaser hereunder has been taken or will be taken prior to the Closing, and the Agreement, when executed and delivered by Purchaser, shall constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     5.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, foreign or domestic, authority on the part of Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement.
     5.4 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or Bylaws of Purchaser; violate, or be in conflict with, or constitute a default under or cause or permit the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Purchaser is a party or by which Purchaser is bound, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or Governmental Entity.

SECTION 6
ADDITIONAL AGREEMENTS
     6.1 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties) shall be borne by the party incurring such expense (which party, in the case of such fees and expenses incurred by the Company, shall be deemed to be fees and expenses of the Stockholders if the Closing occurs); provided, however, if the Closing occurs on or prior to April 30, 2006, Purchaser shall pay up to $40,000 of the legal fees and expenses of the Company’s and/or the Stockholders’ local California counsel incurred in connection with the transactions contemplated hereby.
     6.2 [Intentionally Omitted].
     6.3 No Solicitation. None of the Company, the Stockholders, the Company Principals, or the officers, directors, employees or other agents of the Company and the Stockholders will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, continue negotiations with or disclose any nonpublic information relating to the Company, the Stockholders or the Company Principals to, or afford access to the properties, books or records of the Company, the Stockholders or the Company Principals to, any person that has advised the Company, the Stockholders or the Company Principals that it may be considering making, or that has made, a Takeover Proposal. The Company, the Stockholders or the Company Principals will promptly notify Purchaser after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the Company, the Stockholders or the Company Principals or for access to the properties, books or records of the Company, the Stockholders or the Company Principals by any person that has advised the Company or the Stockholders that it may be considering making, or that has made, a Takeover Proposal and will keep Purchaser fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a purchase or other business combination involving the Company or the Stockholders or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company, other than the transactions contemplated by this Agreement.
     6.4 Access; Confidentiality. Each party agrees to make available all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information reasonably necessary for the other party to evaluate the respective businesses, operations, properties and financial condition. Each party shall keep confidential and shall not make use of any information treated by the other party as confidential (including, without limitation, the existence of this Agreement or the consummation of the Acquisition or the failure of such a consummation), obtained from the other party concerning the assets, properties, business or operations of the other party other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 6.4), except as may be required to be disclosed by applicable law or as may be required to obtain the consents, waivers or releases from any Governmental Entity or other third party. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a court or governmental authority or is otherwise required by law or is necessary to establish rights under this Agreement or any agreement contemplated hereby(and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).
     6.5 Public Announcements. No party hereto shall without the prior written consent of the other parties (which consent shall not be unreasonably withheld) disclose to any third party (other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated hereunder) the existence of this Agreement, the identity of the other parties hereto or the transactions contemplated hereby except (i) as required by law, (ii) as reasonably necessary to obtain any consents, waivers or releases from any Governmental Entity or other third party, or (iii) as reasonably requested by any Governmental Entity.
     6.6 Cooperation. Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use reasonable efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and timely performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.
     6.7 Employees of the Company’s Business. Between the date of this Agreement and the Closing Date, the Company Principals shall allow Purchaser to have reasonable access to the mutually agreed to key employees of the Company for discussions regarding employment with Purchaser contingent upon the Closing of the Closing Date. The Company and the Company Principals will use their respective commercially reasonable efforts to cooperate with Purchaser to offer employees of the Company selected by Purchaser employment with Purchaser.
     6.8 Notification of Claims. From the date of this Agreement to and including the Closing Date, the Company, the Stockholders and the Company Principals shall promptly notify Purchaser in writing of the commencement or threat of any claims, litigation or proceedings against or affecting the Company, the Stockholders or the Company Principals.

     6.9 Section 338(h)(10) Election.
          (a) Upon the request of Purchaser made no later than 90 days after the Closing Date, the Stockholders shall join with Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state or local law (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company. In the event Purchaser does not request that the Stockholders join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 6.9 shall not apply.
          (b) Purchaser shall determine and allocate the “aggregate deemed sales price” (“ADSP”) with respect to the assets of the Company in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions of state or local law (the “ADSP Allocation”). Purchaser shall forward a draft of the ADSP Allocation to the Stockholders for their consent, which consent shall not be unreasonably withheld or delayed. Purchaser and the Stockholders shall be bound by the ADSP Allocation for all Tax purposes. Purchaser and the Stockholders shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the ADSP Allocation and shall take no position contrary thereto unless required to do so by applicable Tax laws.
          (c) Purchaser shall not have any obligation to the Stockholders to pay any additional consideration for the purchase of their Shares, over and above the Initial Payment Amount, as an off-set to any marginal Taxes resulting to such Stockholders from the Section 338(h)(10) Election.
     6.10 Operational Covenants of the Company Following the Closing.
          (a) General. During the Restricted Period, Purchaser shall cause the Company to be operated as a separate subsidiary or division of Purchaser. From and after the Closing Date, none of the Stockholders or the Company Principals, without the Purchaser’s prior written consent, shall take any action that would cause the Company (or otherwise intentionally permit the Company) to do any of the actions described below, except as otherwise expressly permitted by, but subject to the limitations set forth in, the Baseline Budget:
               (i) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;
               (ii) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities.
               (iii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

               (iv) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;
               (v) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;
               (vi) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;
               (vii) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;
               (viii) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
               (ix) Leases. Enter into operating leases;
               (x) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;
               (xi) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;
               (xii) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;
               (xiii) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;
               (xiv) Employee Benefit Plans; New Hires; Pay Increases. Except as required by law, adopt or amend any employee benefit or stock purchase or option plan, or hire or fire any director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

               (xv) Severance Arrangement. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) payments made in the ordinary course of business in accordance with its standard past practice;
               (xvi) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Purchaser prior to the filing of such a suit, or (iii) for a breach of this Agreement;
               (xvii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole;
               (xviii) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
               (xix) Notices. Fail to give any notices or other information required to be given to the employees of the Company or the Stockholders, any collective bargaining unit representing any group of employees of the Company or the Stockholders, and any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;
               (xx) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or
               (xxi) Other. Take, or agree in writing or otherwise to take, any of the actions described in clause (i) through (xx) above.
          (b) Company Developed Products. None of the Stockholders or the Company Principals shall independently pursue, or cause or permit the Company to independently pursue, any new product development activities unless Purchaser has authorized such activities in writing and Purchaser and the Company Principals (if then employed by the Company) have mutually agreed upon the development parameters (including an acknowledgement from Purchaser that any new product resulting from development activities conducted within such parameters will not require any development contribution from Purchaser that would cause such new product to become a Jointly Developed Product), timing and responsibilities as well as the revenue, cost structure and pre-tax profit targets applicable to such new products. For purposes of this Agreement, the Company’s 100W Holmium side-firing fiber described in Exhibit D hereto and the products currently manufactured and sold by the Company shall be deemed Company Developed Products.

          (c) Jointly Developed Products. Prior to pursuing any new product development activities or product improvement projects pertaining to any Jointly Developed Product, the Company shall first obtain Purchaser’s written consent and Purchaser and the Company Principals (if then employed by the Company) shall have mutually agreed in writing upon the development parameters (including an acknowledgement from the Company Principals that such activities or projects include the development contributions of Purchaser specified in such parameters and, accordingly, any new products or product improvements resulting from such activities or projects shall be Jointly Developed Products subject to the percentage allocations of revenue from sales specified in such parameters), timing and responsibilities as well as the revenue, cost structure and pre-tax profit targets applicable to such new products or product improvement projects. It is anticipated that Jointly Developed Products will not be included in the Baseline Budget. Jointly Developed Products may only be included in the Baseline Budget with the prior written consent of Purchaser.
          (d) Purchaser Sales Activities. It is anticipated that Company Developed Products will be sold to current customers of Purchaser by Purchaser’s sales representatives and that the Company’s sales director will train Purchaser’s sales representatives and coordinate sales activities related to Company Developed Products. The Company’s sales representatives will not sell directly to Purchaser’s customers without Purchaser’s prior consent, provided that the Company may sell Company Developed Products directly to Purchaser’s customers if Purchaser fails to make its sales force available to the Company for such sales.
          (e) Baseline Budget Updates. Purchaser, on the one hand, and the Stockholders and Company Principals (if then employed by the Company), on the other hand, agree to cooperate in good faith to determine, from time to time during the Restricted Period, mutually agreeable and appropriate modifications to the Baseline Budget based on facts, circumstances or events that warrant revisions to the assumptions and methodology employed in the initial Baseline Budget or other relevant considerations. Subject to the foregoing, the Baseline Budget shall continue in effect for all purposes of this Agreement unless and until all parties agree in writing to any proposed revisions to the Baseline Budget. Each party hereto acknowledges and agrees that nothing in this Section 6.10(e) shall be construed to limit or otherwise effect the agreements of the parties set forth in Section 1.3(f)(i).
     6.11 Further Acts. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement and to vest in Purchaser full title to all properties, assets and rights of the Company transferred pursuant to this Agreement. In addition, without in any way limiting the generality of the foregoing, the Company and, to the extent required, the Stockholders and the Company Principals hereby agree to take any and all further actions necessary or desirable to carry out the assignment to Purchaser of all Company Intellectual Property.

SECTION 7
CLOSING ACTIONS; DELIVERABLES
     7.1 Actions Being Taken at or Prior to Closing. The following documents and such other items are being delivered at or prior to the Closing and the following actions are being taken at or prior to the Closing:
          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by any Governmental Entity, foreign or domestic, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.
          (b) Governmental Approval. Purchaser, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby.
     7.2 Deliverables to the Company and the Stockholders; Actions Taken by Purchaser. The following documents and such other items are being delivered to the Company and the Stockholders at or prior to the Closing and the following actions are being taken at or prior to the Closing:
          (a) Representations, Warranties and Covenants (i) Each of the representations and warranties of Purchaser in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Purchaser in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing.
          (b) Certificates of Purchaser.
               (i) Compliance Certificate of Purchaser. The Company shall have been provided with a certificate executed on behalf of Purchaser by its President, Chief Executive Officer or Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 7.2(a) above has been satisfied with respect to Purchaser.

               (ii) Certificate of Secretary of Purchaser. The Company shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Purchaser certifying:
                    (A) resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and
                    (B) the incumbency of the officers of Purchaser executing this Agreement and all agreements and documents contemplated hereby.
     7.3 Deliverables to Purchaser; Actions Taken by the Company and the Stockholders. The following documents and such other items are being delivered to Purchaser at or prior to the Closing and the following actions are being taken at or prior to the Closing:
          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company, the Stockholders and the Company Principals in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Company, the Stockholders and the Company Principals in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) the Company, the Stockholders and the Company Principals shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.
          (b) No Material Adverse Changes. The Company shall not have suffered any Material Adverse Effect since the date of the Company Current Balance Sheet.
          (c) Certificates of the Company and the Stockholders.
               (i) Compliance Certificate of the Company. Purchaser shall have been provided with a certificate executed on behalf of the Company by its President and its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Sections 7.3(a) and (b) above has been satisfied.
               (ii) Compliance Certificate of the Stockholders. Purchaser shall have been provided with a certificate executed by the Stockholders and the Company Principals to the effect that, as of the Closing, each of the conditions set forth in Sections 7.3(a) and (b) above has been satisfied.
               (iii) Certificate of Secretary of the Company. Purchaser shall have been provided with a certificate executed by the Secretary of the Company certifying:

                    (A) resolutions duly adopted by the Board of Directors of the Company authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;
                    (B) the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Closing, including all amendments thereto; and
                    (C) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.
          (d) Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that the Company has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties disclosed on Sections 3.5 and 3.6 of the Company Disclosure Schedule.
          (e) Injunctions or Restraints; Conduct of Business. No proceeding brought by any Governmental Entity, foreign or domestic, seeking to prevent the consummation of the transactions contemplated by this Agreement shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s conduct or operation of the business of the Company and its subsidiaries, following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.
          (f) Resignation of Directors and Officers. Purchaser shall have received letters of resignation from each of the directors and officers of the Company in office immediately prior to the Closing, which resignations in each case shall be effective as of the Closing.
          (g) Employment Agreements; Consulting Agreement. Each of the Company Principals shall have executed and delivered to Purchaser his Employment Agreement. Teresanne Griffin shall have executed and delivered to Purchaser a consulting agreement in the form attached hereto as Exhibit E.
          (h) CIIAs. Each of the individuals set forth in Section 3.14(m) of the Company Disclosure Schedule shall have executed and delivered to Purchaser and the Company an confidential information and invention assignment agreement in the form attached hereto as Exhibit G.
          (i) FIRPTA Certificate. The Stockholders shall, prior to the Closing Date, provide Purchaser with a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization to Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

          (j) Waiver of Community Property Rights. Each of the Stockholders, if married, shall deliver to Purchaser a written waiver executed by his spouse, in such form as is reasonably acceptable to Purchaser, pursuant to which such spouse waives any and all community property rights or other claims of interest in and to any of the Shares or any of the consideration payable in exchange therefor under this Agreement.
SECTION 8
INDEMNIFICATION
     8.1 Survival of Representations and Warranties. The Company’s, the Stockholders’ and the Company Principals’ representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the third anniversary of the Closing Date (the “Indemnification Termination Date”); provided, however, if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnification Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. Purchaser’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate as of the Closing.
     8.2 Indemnification.
          (a) Indemnification of Purchaser. Subject to the limitations set forth in Section 8.2(b) below, the Stockholders shall, severally but not jointly in proportion to their respective Shares sold pursuant hereto, indemnify and hold Purchaser and its officers, directors and affiliates (including the Company after the Closing Date) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually, a “Loss” and collectively “Losses”) incurred by Purchaser or its officers, directors or affiliates, directly or indirectly, as a result of (i) any inaccuracy or breach of any representation or warranty made by the Company or the Stockholders in this Agreement, including any exhibit or schedule attached hereto, (ii) the breach of any covenant in Section 6 hereof or any agreement made by the Company or the Stockholders and Company Principals in this Agreement, or (iii) any personal liabilities or obligations of the Stockholders or the Company Principals.
          (b) Limitation on Liability. The maximum aggregate liability of the Stockholders under this Section 8.2 shall be limited to 20% of the sum of all Earnout Amounts as they are earned and become payable pursuant to Section 1.3 hereof but without giving effect to any reduction in the payment of such Earnout Amounts pursuant to Section 1.3(c) or Section 8.3 hereof; provided, however, that nothing herein shall limit the liability of the Stockholders in connection with a claim based, in whole or in part, on fraud or intentional or misrepresentation (a “Fraud Claim”). The Stockholders shall not have any right of contribution from the Company with respect to any Loss claimed by Purchaser and its officers, directors and affiliates. Notwithstanding the foregoing, the Stockholders shall not have any liability for the Company’s failure to meet any projections so long as such projections were fraudulently derived. Notwithstanding anything to the contrary set forth herein, except for Fraud Claims and breaches of Section 6.1 hereof, the Stockholders shall not have any liability under Section 8 unless the aggregate of all Losses hereunder exceeds $50,000 (the “Loss Threshold”), in which case the Parent Indemnified Persons shall be entitled to recover all Losses, including the amount equal to the Loss Threshold.

          (c) Indemnification Procedure. Upon receipt by the Stockholders of a certificate signed by any officer of Purchaser (an “Officer’s Certificate”) on or prior to the Indemnification Termination Date: (i) stating that Purchaser has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the inaccuracy or breach of warranty or covenant to which such item is related, the Stockholders shall have thirty (30) days to object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Purchaser prior to the expiration of such thirty (30) day period.
          (d) Resolution of Conflicts; Arbitration.
               (i) In the event that the Stockholders shall object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.
               (ii) If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to both parties. In the event that within thirty (30) days after submission of any dispute to arbitration, the parties cannot mutually agree on one arbitrator, the Stockholders and Purchaser shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

               (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association for commercial disputes. The fees and expenses incurred in connection with an arbitration, including without limitation the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the parties to the arbitration, shall be apportioned between the parties to the arbitration as determined by the arbitrator or a majority of the three arbitrators, as the case may be.
          (e) Third-Party Claims.
               (i) If any third party shall notify Purchaser with respect to any matter (hereinafter referred to as a “Third Party Claim”), which may result in Losses, then Purchaser shall give prompt notice to the Stockholders (and in any event within thirty (30) days) of Purchaser becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Purchaser; provided, however, that no delay or failure on the part of Purchaser in notifying the Stockholders shall relieve the Stockholders from any obligation hereunder unless the Stockholders are thereby materially prejudiced (and then solely to the extent of such prejudice). The Stockholders shall not be liable for any attorneys fees or expenses incurred by Purchaser prior to Purchaser and its officers, directors and affiliates giving notice to the Stockholders of a Third Party Claim.
               (ii) In case any Third Party Claim is asserted against Purchaser, and Purchaser notifies the Stockholders thereof pursuant to Section 8.2(e)(i) above, the Stockholders will be entitled, if they so elect by written notice delivered to Purchaser within thirty (30) days after receiving Purchaser’s notice, to assume the defense thereof, at the expense of the Stockholders; provided, that (A) prior to the expiration of such thirty-day period one or more of the Earnout Amounts has become due and payable in accordance with the terms of this Agreement, Purchaser has withheld from such Earnout Amounts the Maximum Set-Off Amount then available, and Purchaser has reasonably determined that Losses which may be incurred as a result of the Third Party Claim and any other claims then pending do not exceed either individually, or when aggregated with all other Third Party Claims and other pending claims, the then remaining portion of the Maximum Set-Off Amount not previously used to offset claims for indemnification determined to be valid in accordance with this Agreement, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Purchaser, likely to establish a precedential custom or practice adverse to the continuing business interests of Purchaser which could have a material adverse effect on the business or operations of Purchaser, (D) the Third Party Claim does not involve any customers of the Company, and (E) counsel selected by the Stockholders is reasonably acceptable to Purchaser. If the Stockholders so assume any such defense, the Stockholders shall conduct the defense of the Third Party Claim actively and diligently. The Stockholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed.

               (iii) In the event that the Stockholders assume the defense of the Third Party Claim in accordance with Section 8.2(e)(ii) above, Purchaser may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of Purchaser unless Purchaser shall have been advised in writing by counsel for the Purchaser that there is a material legal conflict of interest between or among Purchaser and the Stockholders with respect to such Third Party Claim, in which case the reasonable fees and expenses of such outside legal counsel will be borne by the Stockholders. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholders, which consent shall not be unreasonably conditioned, withheld or delayed. The Indemnified Party will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Stockholders and material to the claim and will make available all officers, directors and employees reasonably requested by the Stockholders for investigation, depositions and trial.
               (iv) In the event that the Stockholders fail or elect not to assume the defense of Purchaser against such Third Party Claim, which the Stockholders had the right to assume under Section 8.2(e)(ii) above, (a) Purchaser shall have the right to undertake the defense and (b) Purchaser shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Stockholders, which consent shall not be unreasonably conditioned, withheld or delayed. In the event that the Stockholders are not entitled to assume the defense of Purchaser or its affiliates against such Third Party Claim pursuant to Section 8.2(e)(ii) above, Purchaser or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate; provided, however, that no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall be accepted by Purchaser without the consent of the Stockholders (which consent shall not be unreasonably conditioned, withheld or delayed). In each case, Purchaser shall conduct the defense of the Third Party Claim actively and diligently, and the Stockholders will cooperate with Purchaser or its affiliates in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Purchaser and material to the claim and will make available all individuals reasonably requested by Purchaser for investigation, depositions and trial.
          (f) Materiality. Any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms will not have any effect with respect to the calculation of the amount of any Losses pursuant to this Section 8. However, such qualifications will have their full effect in determining whether a breach has occurred.
     8.3 Set-Off Rights; Sole and Exclusive Remedy.
          (a) Set-Off Rights. Subject to the limitations set forth in Section 8.2(b), Purchaser shall be entitled to set-off the amount of any Losses from indemnification claims submitted on or prior to the Indemnification Expiration Date and determined to be valid in accordance with this Section 8 against the Earnout Amounts due or to become due to the Stockholders pursuant to this Agreement. If at any time prior to the Indemnification Earnout Date (i) Purchaser becomes obligated to pay any Earnout Amount under this Agreement and (ii) at such time the final determination of the validity of any previously submitted claim for indemnification remains pending, Purchaser shall be entitled to withhold from such Earnout Amount the Maximum Set-Off Amount. If at any time prior to the Indemnification Earnout Date (x) Purchaser becomes obligated to pay any Earnout Amount under this Agreement and (y) at such time the amount of all previously submitted claims, if any, has been finally determined in accordance with the terms of this Agreement but any portion of the Losses incurred in connection with such claims has not been set-off against prior Earnout Amounts, Purchaser shall be entitled to withhold from such Earnout Amount the remaining portion of such Losses. The parties acknowledge and agree that the rights of recoupment and set-off set forth in this Section 8.3 are a condition to Purchaser agreeing to enter into and perform this Agreement and that the rights of the Stockholders under this Agreement are subject to such rights. For purposes of this Agreement, the “Maximum Set-Off Amount” shall be an amount, determined as of each time Purchaser otherwise becomes obligated to pay any Earnout Amount under this Agreement, equal to the lesser of (A) 100% of such Earnout Amount, without giving effect to any reduction in the payment thereof pursuant to Section 1.3(c) or this Section 8.3(a), or (B) 20% of the sum of all Earnout Amounts then or previously due and payable, in each case without giving effect to any reduction in the payment thereof pursuant to Section 1.3(c) or this Section 8.3(a).
          (b) Sole and Exclusive Remedy. Except for Fraud Claims, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations, condition or ownership of the Company and its business or properties on or prior to the Closing Date must be brought by Purchaser in accordance with the provisions and applicable limitations of this Section 8 (including without limitation the set-off rights set forth in Section 8.3(a)), which, other than in the case of Fraud Claims, shall constitute the sole and exclusive remedy of Purchaser, its Affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action.
SECTION 9
MISCELLANEOUS
     9.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,
               (a) if to Purchaser, to:
Laserscope
3020 Orchard Drive

San Jose, CA 95134
Attention: General Counsel
Facsimile No.: (408) 904-5925
Telephone No.: (408) 943-0636
with a copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Thomas H. Tobiason, Esq.
Facsimile No.: (650) 614-7401
Telephone No.: (650) 614-7400
          (b) if to the Company, to:
InnovaQuartz Incorporated
23030 N. 15th Avenue
Phoenix, AZ 85027
Attention: Steve Griffin
Facsimile No.: (623) 434-1894
Telephone No.: (623) 434-1895
with a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: Michael C. Phillips, Esq.
Facsimile No.: (650) 494-0792
Telephone No.: (650) 813-5600
          (c) if to the Stockholders or the Company Principals, to the address set forth on the signature pages hereto, with a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: Michael C. Phillips, Esq.
Facsimile No.: (650) 494-0792
Telephone No.: (650) 813-5600
     9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 30, 2006. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.
     9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     9.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the parties and their respective successors and assigns.

[Signature Page Follows]

     The parties have duly executed this Stock Purchase Agreement as of the date first above written.

“THE PURCHASER”	LASERSCOPE
By:
		Name:	Eric M. Reuter
		Title:	President and CEO

“COMPANY”	INNOVAQUARTZ INCORPORATED
By:
		Name:	Brian Barr
		Title:	President and CEO

“STOCKHOLDERS / COMPANY PRINCIPALS”	THE GRIFFIN FAMILY REVOCABLE TRUST
By:
		Name:	Steve Griffin
		Title:	Trustee

By:
	Name:	Teresanne Griffin
	Title:	Trustee

Steve Griffin

Brian Barr

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

COMPANY DISCLOSURE SCHEDULE

EXHIBIT A
Employment Agreement
(Steve Griffin)

EXHIBIT B
Employment Agreement
(Brian Barr)

EXHIBIT C
Baseline Budget

EXHIBIT D
H100 Cost and Technical Validation Criteria

EXHIBIT E
Consulting Agreement
(Teresanne Griffin)

EXHIBIT F
Confidential Information and Invention Assignment Agreement

SECTION 1	PURCHASE AND SALE OF SHARES	1

1.1	Purchase and Sale of Shares	1
1.2	Consideration	2
1.3	Earnout Payments	2
1.4	Earnout Amounts	8

SECTION 2	CLOSING	12

2.1	Closing Date	12
2.2	Actions at the Closing	12
2.3	No Further Ownership Rights in Shares	13

SECTION 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS	14

3.1	Organization, Standing and Power; Subsidiaries	15
3.2	Articles of Incorporation and Bylaws	15
3.3	Capital Structure	15
3.4	Authorization	16
3.5	No Conflict	16
3.6	Consents	16
3.7	Company Financial Statements	16
3.8	Accounts Receivable	17
3.9	No Undisclosed Liabilities	17
3.10	No Changes	17
3.11	Tax Matters	19
3.12	Restrictions on Business Activities	21
3.13	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment	21
3.14	Intellectual Property	22
3.15	Agreements, Contracts and Commitments	25
3.16	Governmental Authorization	27
3.17	Litigation	27
3.18	Minute Books	27
3.19	Environmental Matters	28
3.20	Brokers’ and Finders’ Fees; Third Party Expenses	28
3.21	Employee and Employee Benefit Matters	29
3.22	Insurance	29
3.23	Certain Advances; Guaranties	29
3.24	FDA and Regulatory Matters	29
3.25	Warranties; Indemnities	30
3.26	Product Development	30
3.27	Complete Copies of Materials	31
3.28	Disclosure	31

SECTION 4	FURTHER REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	31

4.1	Ownership of Shares	31

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

9.7	Governing Law	49
9.8	Rules of Construction	49
9.9	Amendments and Waivers	49

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